EQUITY PLEDGE AGREEMENT
[translation]

THIS EQUITY PLEDGE AGREEMENT (hereinafter this “Agreement”) is dated May 23, 2007, and entered into in Xi’an City of China

BETWEEN

(1) Vallant Pictures Entertainment Co., Ltd., with a registered address at OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands (“Pledgee”);

AND

(2) each of the shareholders of Xi’an TV Media inc (“Party B” or the “Company”) listed on the signature pages hereto (collectively, the “Pledgors”).

RECITALS

1.  The Pledgee, a limited company incorporated under law of British Virgin Islands and has the expertise in providing consultancy advice and services in relation to the production of television mini-series, features and commercials.

2. The Pledgors are shareholders of the Company and collectively own 62.61% of the outstanding equity interests of the Company. The detail of the Company is included in Exhibit 1.

3.  Pledgee and the Company have executed a series of business contracts dated May 23, 2007, including Technical Consulting Services Agreement, Business Operation Agreement, and Exclusive Option Agreement (hereinafter “ Business Agreements ”) concurrently herewith. In order to ensure that the Company will perform its obligations under the Business Agreements, and in order to provide an additional mechanism for the Pledgee to enforce its rights under the Business Agreements, the Pledgors agree to pledge all their equity interest in the Company as security for the performance of the obligations of the Company under the Business Agreements.

NOW THEREFORE, the Pledgee, the Company and the Pledgors through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.  Definitions and Interpretation.

1.1 Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

“China” or “PRC”	refers to the People’s Republic of China and excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.
“Equity Interest”	refers to all the equity interest in the Company legally held by the Pledgors.
“Event of Default”	refers to any event in accordance with Section 5 hereunder.
“Notice of Default”	refers to the notice of default issued by the Pledgee in accordance with this Agreement.
“Pledge”	refers to the full content of Section 2 hereunder.
“PRC Laws”
refers to the laws and regulations promulgated by the National People’s Congress, State Council, State Commissions of the People’s Republic of China, including all the interim measures, regulations and notices.

“Registration Authority”	Refers to the Administrative Bureau of Industry and Commerce of Xi’an City, China.
“Term of Pledge”	refers to the period provided for under Section 6 hereunder.

1.2  The definition of all the Business Agreements applies to this Agreement.

2.  Pledge.

2.1 The Pledgors agree to pledge their equity interest in the Company to the Pledgee (“Pledged Collateral”) as a security for the obligations of the Company under the Business Agreements. Pledge under this Agreement refers to the rights owned by the Pledgee, who shall be entitled to a priority in receiving payment by the evaluation or proceeds from the auction or sale of the equity interest pledged by the Pledgors to the Pledgee.

2.2 The Pledge under this Agreement shall be recorded in the Register of Shareholders of the Company. The Pledgor shall, within 10 days after the date of this Agreement, process the registration procedures with Registration Authority concerning the Pledge.

3.  Representation and Warranties of Pledgors.

3.1 The Pledgors are the legal owners of the equity interest pledged.

3.2 The Pledgors have not pledged the equity interest to any other party, and/or the equity interest is not encumbered to any other person except for the Pledgee.

3.3 During the effective term of this Agreement the Pledgors shall not transfer or assign the equity interest, create or permit to create any pledges which may have an adverse effect on the rights or benefits of the Pledgee without prior written consent from the Pledgee.

3.4 The Pledgors agree that the Pledgee’s right to the Pledge obtained from this Agreement shall not be suspended or inhibited by any governmental license, approval, authorization, qualification, order or legal procedure.

3.5 By entering into this Agreement, the Pledgors have not violate any guarantees, covenants, warranties, representations, conditions, or any court notice, order and decision that is binding to the Pledgors.

4.  Covenants of Pledgors. During the effective term of this Agreement, the Pledgors promise to the Pledgee for its benefit that the Pledgors shall:

4.1 .not sell, transfer, assign the equity interest, create or permit to create any pledges which may have an adverse effect on the rights or benefits of the Pledgee without prior written consent from the Pledgee,

4.2 present to the Pledgee the notices, orders, suggestions or investigation with respect to the Pledge issued or made by the competent authority; and comply with such notices, orders, suggestions or investigation; or object to the foregoing matters at the reasonable request of the Pledgee or with consent from the Pledgee.

4.3 timely notify the Pledgee of any events or any received notices which may affect the Pledgor’s equity interest or any part of its right, and any events or any received notices which may change the Pledgor’s warranty and obligation under this Agreement or affect the Pledgor’s performance of its obligations under this Agreement.

4.4  execute in good faith and cause other parties who have interests in the Pledge to execute all the title certificates, contracts, and perform actions and cause other parties who have interests to take action, as required by the Pledgee; and make access to exercise the rights and authorization vested in the Pledgee under this Agreement.

4.5 execute all amendment documents (if applicable and necessary) in connection with any registration of the Pledge with the Pledgee or its designated person (natural person or a legal entity), and provide the notice, order and decision to the Pledgee as necessary, within a reasonable amount of time upon request.

5. Event of Default; Remedy

5.1 The following events shall be regarded as the events of default: (a) the Company is incapable of repaying the general debit or other debt, or fails to perform the obligation to pay the Pledgee as stipulated in the Business Agreements, or becomes bankrupt or insolvent or is the subject of proceedings or arrangements for liquidation or dissolution; (b) the Pledgor is not capable of continuing to perform the obligations to pay the Pledgee as stipulated in the Business Agreements due to any reason except force majeure; (c) The property of the Pledgor is adversely affected due to any dispute, litigation, arbitration, and/or other administrative procedure, and causing the Pledgee to believe that the capability of the Pledgor to perform the obligations herein is adversely affected; or (d) any other condition defined as Event of Default by PRC Laws.

5.2 If an event of default occurs, or is continuing, Pledgee shall have the right to exercise the following rights and powers: (a) purchase the Pledged Collaterals in accordance with the Option Agreement; (b) sell the Pledged Collaterals by auction; or (c) take any action with respect to the Pledged Collateral that is permitted by PRC Laws or provided for in this Agreement

5.3 If an event of default occurs, or is continuing, the Pledgors shall duly carry out the security provisions of this Agreement and take any action and execute any instrument or documents that the Pledgee may deem necessary or advisable as a remedy.

6. Term of Pledge.

6.1  The Pledge shall take effect as of the signing date of this Agreement and shall remain in full force and effect until either (1) the Pledgee becomes bankruptcy or insolvent or is the subject of proceedings or arrangements for liquidation or dissolution; or (2) the obligations of the Company and the Pledgors as stipulated under the Business Agreements are completely fulfilled or (3) the Pledged Collaterals are disposed in accordance with Secion 5, whichever is earlier.

7. Dispute Resolution.

7.1 This Agreement shall be governed by and construed in accordance with the PRC law. If there are no applicable PRC laws, this Agreement shall be governed by the general practices of international trade.

7.2 During the term of the Pledge , if the existing PRC Laws are amended or new PRC Laws become effective (“Change of Governing Laws”), and if such Changes of Governing Laws are in favor to any Party, the concerned party hereto shall have the right to apply for the preferential treatment as stipulated in such changes.

7.3 Subject to the adverse effect to the rights of any party due to Change of Governing Laws, the parties hereby agree that:

7.3.1 this Agreement shall be governed by the PRC Laws before the Change; or
7.3.2 any party can terminate this Agreement in the absence of a remedy to the adverse effect due to the Change.

7.4 The parties shall strive to settle any dispute arising from the interpretation or performance, or in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to Xi’an Arbitration Center for arbitration. Any resulting arbitration award shall be final and binding upon the parties.

7.5 During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Agreement.

8. General

8.1 Any notice which is given by the parties hereto for the purpose of performing the rights and obligations hereunder shall be in writing. Where such notice is delivered personally, the time of notice is the time when such notice actually reaches the addressee; where such notice is transmitted by facsimile, the notice time is the time when such notice is transmitted. If such notice does not reach the addressee on business date or reaches the addressee after the business time, the next business day following such day is the date of notice. The delivery place is the address first written above of the parties hereto or the address advised in writing including via facsimile from time to time.

8.2  The Pledgors shall not donate or transfer rights and obligations herein without prior consent from the Pledgee. The Pledgee may donate or transfer rights and obligations herein to its wholly-owned subsidiary without the consent of the Pledgors.

8.3 Any provision of this Agreement which is invalid or unenforceable because of inconsistent with the relevant laws shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof. Both Parties shall negotiate in good faith to resolve any provision of this Agreement which is determined to be invalid or unenforceable, and to execute any amendments, modification, supplements, additions or changes to this Agreement to reflect the intent to this transaction as stipulated in this Agreement.

8.4 Without violation to this Agreement, both Parties shall be responsible for their own fees and actual expenses in relation to this Agreement including but not limited to legal fees, cost of production, stamp tax and any other taxes and charges.

8.5 The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

8.6 This Agreement shall be binding upon each of the Pledgors and his, her or its successors and be binding on the Pledgee and his each successor and assignee.

8.7. All Parties agree that this Agreement constitute the entire agreement of the Parties with respect to the subject matter therein upon its effectiveness and supersedes and replaces all prior oral and/or written agreements and understandings relating to this Agreement.

8.8 This agreement and any amendments, modification, supplements, additions or changes hereto shall be in writing and come into effect upon being executed and sealed by the parties hereto.

8.9. This Agreement has been executed in three (3) duplicate originals in English, each Party has received one (1) duplicate original, and all originals shall be equally valid.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE

IN WITNESS WHEREOF both parties hereto have caused this Agreement to be duly executed by their legal representatives and duly authorized representatives on their behalf as of the date first set forth above.

PLEDGEE	VALLANT PICTURES ENTERTAINMENT CO. LTD.
/s/ Li Bin

PLEDGORS:	SHAREHOLDERS OF THE COMPANY:

Shaan’xi Western Capital & Investment Management Co., Ltd.
/s/ Dean Li
Owns 57.94% of Xi’an TV Media inc.

/s/ Li Bin
Owns 4.67% of Xi’an TV Medic Inc.

Exhibit 1: PRC Company – shareholder list

Company Name:	Xi’an TV Media Inc
Registered Address:	Room 2802, Block B, Zhong Lian Yi Hua Yuan, No. 190 Wen Yi Bei Road, Xi’an City, China
Nature of Corporation:	PRC company limited by shares
Registered Capital:	RMB 107,000,000
Shareholders:
a) Shaan’xi Western Capital & Investment Management Co., Ltd. injected RMB 62,000,000 and take up 57.94% of registered capital (Pledgor A);
b) Bin Li injected RMB 5,000,000 and take up 4.67% of registered capital  (Pledgor B);

Scope of Business:
(1) investment and management of television programs and movies; (2) creation of screenplay and scripts; (3) planning, filming, production and distribution of TV series and movies; (4) real estate agency